Exhibit 99.1

CONFIDENTIAL — PREPARED AT THE REQUEST OF COUNSEL — PRELIMINARY DRAFT SUBJECT TO MATERIAL CHANGE

SELECTED FINANCIAL PROJECTIONS

DISCLAIMER AND CAUTIONARY STATEMENT

Management of Hercules Offshore Inc. (“Hercules” or the “Company”) has prepared this financial forecast and has not received an opinion or report on it from any independent auditor. The assumptions and estimates underlying the forecast are substantially driven by estimated activity levels of our customers and, although we consider our assumptions as to activity levels reasonable as of the date these projections were prepared, those estimates and our ability to achieve anticipated results are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those related to commodity prices, that could cause actual results to differ materially from those contained in the forecast. This forecast is a forward-looking statement and should be read together with our historical financial statements and public filings with the Securities and Exchange Commission, including the risk factors and cautionary statements in our public filings, as well as our fleet status reports made public from time to time. The financial projections were not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, were prepared on a reasonable basis based on our currently available estimates and judgments. The financial projections and underlying assumptions are not factual and should not be relied upon as being a representation by us or necessarily indicative of future results, and you are cautioned not to place undue reliance on this information. We do not prepare projections in the ordinary course of our business and do not anticipate that we will continue to prepare or update projections in the future.

The attached materials are Confidential Information provided under and subject to the provisions of the Confidentiality Agreement between you and the Company. The attached materials are prepared for illustrative purposes only and constitute preliminary drafts that are subject to revision or adjustment at any time without notice. The Company assumes no duty to any recipient of the materials to update them at any time. Any party in possession of these materials should not rely upon them or any express or implied assumptions underlying, or incorporated by reference into, the materials for any purpose.

CONFIDENTIAL — PREPARED AT THE REQUEST OF COUNSEL — PRELIMINARY DRAFT SUBJECT TO MATERIAL CHANGE

SELECTED FINANCIAL PROJECTIONS

$ in millions

	2015E Quarterly Projections					2016E Quarterly Projections					2017E Quarterly Projections
	1QE	2QE	3QE	4QE	2015E	1QE	2QE	3QE	4QE	2016E	1QE	2QE	3QE	4QE	2017E

Total Revenue	$123	$80	$104	$97	$403	$105	$128	$155	$162	$550	$178	$197	$205	$199	$779

Segment Revenue Breakdown % Range
Domestic Offshore					40%-45%					30%-35%					35%-40%
International Offshore					35%-40%					45%-50%					45%-50%
International Liftboats					20%-25%					20%-25%					15%-20%

Operating Expenses	100	100	92	92	384	99	106	121	120	446	122	127	131	130	510
General & Administrative	16	16	16	16	65	16	16	16	16	65	17	17	17	17	67
EBITDA	7	(36)	(5)	(12)	(45)	(9)	6	18	25	39	39	53	58	52	202
Capital Expenditures	31	60	19	20	130	18	224	14	13	270	28	28	28	28	113